LML Reports Results for the First Quarter of Fiscal 2006

VANCOUVER, BC -- 08/04/2005 -- LML PAYMENT SYSTEMS INC. (the "Corporation") (NASDAQ: LMLP) reports results for its first quarter ended June 30, 2005.

Total revenue was approximately $1.6 million for the first quarter ended June 30, 2005, compared to approximately $2.1 million for the first quarter ended June 30, 2004, a decrease of approximately 23.8%.

Cost of operations for the quarter was approximately $1.1 million compared to approximately $1.5 million for the quarter ended June 30, 2004, a decrease of approximately 26.7%. Sales, general and administrative expenses for the quarter were approximately $1.2 million, compared to approximately $1.5 million for the quarter ended June 30, 2004, a decrease of approximately 20%.

There was a net loss of approximately ($1.1 million) or approximately ($0.05) per share for the quarter compared to a net loss of approximately ($1.4 million) or approximately ($0.07) per share for the quarter ended June 30, 2004. The decrease in net loss was primarily attributable to a stock-based compensation expense of approximately $157,000 for the quarter, versus approximately $1.0 million for the quarter ended June 30, 2004. Stock-based compensation expense is a non-cash expense and resulted from our adoption of new accounting standards which require fair value accounting for all stock options issued subsequent to April 1, 2003.

Cash used in operating activities was approximately ($311,000) for the quarter compared to cash provided by operating activities of approximately $239,000 for the quarter ended June 30, 2004, a decrease in cash provided by operating activities of approximately $550,000. Our cash and cash equivalents balance decreased by approximately $341,000 for the first quarter ended June 30, 2005 from approximately $6.1 million as at March 31, 2005 to approximately $5.7 million as at June 30, 2005. We have approximately $5.5 million in working capital as at June 30, 2005, compared to approximately $6.1 million in working capital as at our previous fiscal period ended March 31, 2005, a decrease in working capital of approximately $500,000.

"The decrease in revenue and cost of operations for the first quarter of our fiscal 2006 was primarily a result of our ceasing to provide check authorization and recovery services to 7-Eleven, formerly our largest customer, during the first quarter of our previous fiscal year. The decrease in our cash and cash equivalents balance is primarily attributable to increases in costs associated with the patent infringement suit we filed against four defendants during our last fiscal year. Revenue from our licensing of payment software modules and revenue from software royalties both increased from the comparative period last year," commented Richard R. Schulz, Chief Accounting Officer.

About LML Payment Systems Inc. (www.lmlpayment.com)

The Corporation, through its subsidiary LML Payment Systems Corp., is a financial payment processor providing check processing solutions including electronic check authorization, electronic check conversion (ECC) and primary and secondary check collection including electronic check re-presentment (RCK) to national, regional and local retailers. We also provide selective routing of debit, credit and EBT transactions to third party processors and banks for authorization and settlement. The Corporation's intellectual property estate, owned by subsidiary LML Patent Corp, includes U.S. Patent No. 6,354,491, No. 6,283,366, No. 6,164,528, and No. 5,484,988 all of which relate to electronic check processing methods and systems.

Statements contained in this news release which are not historical facts are forward-looking statements, subject to uncertainties and risks. For a discussion of the risks associated with the Corporation's business, please see the documents filed by the Corporation with the SEC.

CONTACTS:

Patrick H. Gaines
President and CEO
(604) 689-4440

Investor Relations
(800) 888-2260